Exhibit 10.6

AGREEMENT FOR SALE OF COMPANY WARRANT AGREEMENT

This Agreement for Sale of Company Warrant Agreement (this “Agreement”) is made and entered into as of December 31, 2004 by and among Rackable Systems, Inc. (f/k/a Rackable Corporation), a Delaware corporation (“Company”), Rackable Investment LLC, a Delaware limited liability company (“Investment LLC”) and Giovanni Coglitore, Nikolai Gallo and Jack Randall, as holders of a majority in interest of the Company Warrant Agreement (as defined below). Giovanni Coglitore, Nikolai Gallo and Jack Randall may be referred to collectively as the “Founders.”

R E C I T A L S

WHEREAS, Company entered into that certain Company Warrant Agreement with GNJ, Inc. (f/k/a Rackable Systems, Inc.) (“Rackable”) and Investment LLC as of December 23, 2002 (the “Warrant Agreement”), in connection with that certain Asset Acquisition Agreement between Company, Rackable and the Founders, dated December 23, 2002 (the “Asset Acquisition Agreement”);

WHEREAS, Rackable assigned a percentage of its interest in the Warrant Agreement to each of the individuals and entities listed in Exhibit A (collectively, the “Interest Holders”) pursuant to an Assignment of Interest in Warrant and Warrant Agreement dated as of May 15, 2003 (collectively, the “Assignment Agreements”);

WHEREAS, the Assignment Agreements provide that any action to be taken pursuant to the Warrant Agreement shall be taken only upon the written consent of holders of, in the aggregate, a majority of the interests in the Warrant Agreement;

WHEREAS, the Founders hold, in the aggregate, a majority of the interests in the Warrant Agreement;

WHEREAS, the Founders, on behalf of the Interest Holders, desire to sell the Warrant Agreement, and Company desires to purchase the Warrant Agreement, in accordance with the terms and conditions of this Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

A G R E E M E N T

1. Sale and Purchase. Subject to the terms and conditions of this Agreement, the Founders, on behalf of the Interest Holders, agree to sell the Warrant Agreement to Company, and Company agrees to purchase the Warrant Agreement, as of the Closing Date (as defined below), in exchange for the principal sum of Three Million Dollars ($3,000,000.00) (the “Purchase Price”) plus interest at the rate of 2.48% per annum, which shall be payable (a) in the event a Public Offering is effective within twenty four (24) months following the Closing Date, then (i) accrued and unpaid interest on each anniversary of the Closing Date, (ii) fifty percent (50%) of the Purchase Price upon such Public Offering, and (iii) fifty percent (50%) of the

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Purchase Price plus accrued and unpaid interest upon the earlier to occur of (A) the first secondary offering of the Company’s Common Stock or (B) eighteen (18) months following the effective date of the Public Offering, and (b) in the event no Public Offering is effective within twenty four (24) months following the Closing Date, then (i) accrued and unpaid interest on each anniversary of the Closing Date, and (ii) one hundred percent (100%) of the Purchase Price plus accrued and unpaid interest on the second anniversary of the Closing Date. Company shall issue, as of the Closing Date, promissory notes in the form attached hereto as Exhibit B to each of the Interest Holders for their pro rata share of the Purchase Price as set forth on Exhibit A.

2. Closing. The closing of the sale and purchase of the Warrant Agreement pursuant to this Agreement shall occur as of the date of this Agreement at the offices of Morrison & Foerster LLP at 755 Page Mill Road, Palo Alto, CA 94304, or at such other date and place as the parties may agree in writing (the “Closing Date”). The Founders represent and warrant that this Agreement and the consummation of the transaction contemplated hereby are binding on all of the Interest Holders, whether or not a signatory hereto.

3. Tax Reporting. Company and the Founders each acknowledge that, for tax purposes, the Warrant Agreement was entered into in connection with the Asset Acquisition Agreement, and each agree to report the Warrant Agreement on its tax return as a capital transaction and as non-compensatory, and therefore not subject to any withholding tax obligations.

4. Founders Repurchase and Rights Agreement. Notwithstanding anything to the contrary in the Founders Repurchase and Rights Agreement entered into by and among Company, Rackable, Investment LLC and the Founders dated as of December 23, 2002 (the “Founders Repurchase and Rights Agreement”), the Founders may transfer Founder Shares pursuant to the piggyback rights under the Registration Rights Agreement entered into by and among Company, Rackable, Investment LLC and the Founders dated as of December 23, 2002, and furthermore, the Founders may transfer, except as they are otherwise subject to a lock-up period, without the restrictions set forth in the Founders Repurchase and Rights Agreement, the same pro rata share of the Founder Shares pursuant to Rule 144 as the pro rata share that Investment LLC transfers pursuant to Rule 144. The parties agree that, as of the Closing Date, the Warrant Agreement, the warrant issuable pursuant to the Warrant Agreement and the shares issuable pursuant to such warrant shall not be subject to the Founders Repurchase and Rights Agreement and shall not be deemed Founder Shares pursuant to the Founders Repurchase and Rights Agreement.

5. Miscellaneous.

(a) Definitions.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Public Offering” means any underwritten sale of the Company’s Common Stock pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission on Form S-1 (or a successor form adopted by the Securities and

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Exchange Commission); provided that the following will not be considered a Public Offering: (i) any issuance of Common Stock as consideration for a merger or acquisition, and (ii) any issuance of Common Stock or rights to acquire Common Stock to existing stockholders or to employees of the Company or its subsidiaries on Form S-4 or S-8 (or a successor form adopted by the Securities and Exchange Commission) or otherwise.

“Sale of the Company” means (i) a sale of all or substantially all of the consolidated assets of the Company to any Person or (ii) the transfer or other disposition to any Person or group of Persons (as the term “group” is defined in the Securities Exchange Act of 1934) (other than Parthenon or any affiliate thereof) of outstanding equity securities (whether by sale, issuance, merger, consolidation, reorganization, combination or otherwise) of the Company such that after giving effect to such transfer, such Person or group of Persons would own or control the right to elect at least a majority of the members of the Board of Directors of the Company.

(b) Arm Length Transaction. Each party has conducted its own investigation and analysis and freely and independently bargained for this Agreement at arms length without reliance on any other party and each party is receiving reasonably equivalent value and fair consideration. Each party agrees that the value of the Warrant Agreement is uncertain, and could be more than or less than the Purchase Price.

(c) Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. All disputes and controversies arising out of or in connection with this Agreement shall be resolved exclusively by the state and federal courts located in Santa Clara County in the State of California, and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

(d) Entire Agreement; Amendment; Waiver. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes any prior understandings and agreements between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. No failure on the part of a party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(e) Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, or the application of such provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

(f) Successors and Assigns. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

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(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement for Sale of Company Warrant Agreement to be duly executed as of the date first written above.

Rackable Systems, Inc.		Rackable Investment LLC
(f/k/a Rackable Corporation)

By	/s/ Tom Barton	By	/s/ Tom Barton
Name:	Tom Barton	Name:	Tom Barton
Title:	President & CEO	Title:

Giovanni Coglitore		Nikolai Gallo

By	/s/ Giovanni Coglitore	By	/s/ Nikolai Gallo

Jack Randall

By	/s/ Jack Randall

Exhibit A

INTEREST HOLDERS

Interest Holder	Percentage Interest in Warrant Agreement	Pro Rata Share of Purchase Price
Giovanni Coglitore	32.042121%	$961,263.63
Nikolai Gallo	32.042121%	$961,263.63
Jack Randall	32.042121%	$961,263.63
Joseph Pittfield	1.241944%	$37,258.32
Joe Coglitore	0.915490%	$27,464.70
Google, Inc.	0.499262%	$14,977.86
Chris Terry	0.496781%	$14,903.43
Jason Enos	0.496781%	$14,903.43
Anton Yrure	0.128168%	$3,845.04
Conor Malone	0.091549%	$2,746.47
Jason Judge	0.003662%	$109.86
TOTAL	100.00%	$3,000,000.00

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Exhibit B

PROMISSORY NOTE

$	December 31, 2004
Milpitas, California

FOR VALUE RECEIVED, the undersigned, Rackable Systems, Inc. (f/k/a Rackable Corporation) (“Company”), promises to pay to the order of                      (“Holder”) the principal sum of                                                                      ($                     ), together with interest on the outstanding principal at the simple rate of 2.48% per annum (computed on the basis of a 365-day year and on the actual number of days elapsed for any period in which interest is calculated), compounded annually. Interest shall commence with the date hereof and shall continue on the outstanding principal until paid in accordance with the provisions hereof.

1. This promissory note (the “Note”) is issued pursuant to the terms of that certain Agreement for the Sale of Company Warrant Agreement dated as of December 31, 2004 by and among Company, Rackable Investment LLC and Giovanni Coglitore, Nikolai Gallo and Jack Randall (the “Sale Agreement”). This Note is one of a series of notes (the “Notes”) having like tenor and effect (except for variations necessary to express the name of the holder and the principal amount of each of the Notes) issued or to be issued by Company in accordance with the terms of the Sale Agreement. The Notes shall rank equally without preference or priority of any kind over one another, and all payments on account of principal and interest with respect to any of the Notes shall be applied ratably and proportionately on the outstanding Notes on the basis of the principal amount of the outstanding indebtedness represented thereby. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Sale Agreement.

2. In the event a Public Offering is effective within twenty four (24) months following the date hereof, then (a) accrued and unpaid interest shall be due and payable on each anniversary of the date hereof, (b) fifty percent (50%) of the outstanding principal shall be due and payable in full upon such Public Offering, and (c) fifty percent (50%) of the outstanding principal plus accrued and unpaid interest shall be due and payable in full upon the earlier to occur of (i) the first secondary offering of the Company’s Common Stock or (ii) eighteen (18) months following the effective date of the Public Offering. In the event no Public Offering is effective within twenty four (24) months following the date hereof, then (x) accrued and unpaid interest shall be due and payable on each anniversary of the date hereof, and (y) one hundred percent (100%) of the outstanding principal plus accrued and unpaid interest shall be due and payable in full on the second anniversary of the date hereof.

3. All payments of principal and interest shall be made in lawful money of the United States of America to Holder at such address as the holder hereof shall designate in writing to Company. All payments, including, without limitation, any prepayments, shall be applied first to accrued interest and thereafter to principal. The principal amount of this Note

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may be prepaid in whole or in part at any time without notice and without premium or penalty, in which event interest shall cease to accrue on the portion of the principal so prepaid.

4. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of Notes representing at least a majority of the aggregate amount of indebtedness incurred by the Company under all outstanding Notes issued pursuant to the Sale Agreement. Any amendment or waiver effected in accordance with this paragraph shall be binding upon Company and the holders of all Notes issued pursuant to the Sale Agreement.

5. Upon the occurrence of any of the following events (“Event of Default”), Company shall be deemed to be in default hereunder (a “Default”):

(a) failure by Company to pay principal or interest hereunder when due after notice and 10-day grace period; or

(b) the Company (i) applies for or consent to the appointment of a receiver, trustee, custodian or liquidator of itself or any part of its property, (ii) becomes subject to the appointment of a receiver, trustee, custodian or liquidator of itself or any part of its property if such appointment is not terminated or dismissed within thirty (30) days, (iii) makes an assignment for the benefit of creditors, (iv) is adjudicated as bankrupt or insolvent, (v) institutes any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or file a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or files an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, or (vi) becomes subject to any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within thirty (30) days of filing, or has an order for relief entered against it in any proceeding under the United States Bankruptcy Code.

If an Event of Default occurs, all indebtedness under this Note shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which the Company hereby expressly waives, or any other action on the part of Holder, and the Company shall immediately pay to Holder all such amounts. The Company agrees to pay Holder all reasonable out-of-pocket costs and expenses incurred by Holder in any effort to collect indebtedness under this Note, including reasonable attorney fees, as such costs are incurred following the occurrence, and during the continuance, of an Event of Default. Holder shall, following and during the continuance of an Event of Default, also have any other rights which Holder may have pursuant to applicable law.

6. In case any Note shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Note, or in lieu of any Note lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of such Note.

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7. Holder may not assign this Note or any rights hereunder without the prior written consent of the Company, not to be unreasonably withheld; provided that, Holder may assign all or any portion of this Note to another holder of Notes. Borrower may not assign this Note or its obligations hereunder without the written consent of the signatories to the Sale Agreement. The terms and provisions hereof shall be binding upon and inure to the benefit of Company and Holder and their respective successors, successors-in-title and assigns, whether by voluntary action of the parties or by operation of law.

8. This Note is to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the Company and the Holder. All disputes and controversies arising out of or in connection with this Note shall be resolved exclusively by the state and federal courts located in Santa Clara County in the State of California, and each of the Company and the Holder hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

9. If any provision of this Note, or the application of such provision to any person or circumstance, is held invalid or unenforceable, the remainder of this Note, or the application of such provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

10. No failure on the part of either party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

IN WITNESS WHEREOF, Company has executed this Note as of the date first above written.

RACKABLE SYSTEMS, INC. (f/k/a Rackable Corporation)

by:
its:

Accepted and Agreed:

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